FOR IMMEDIATE RELEASE

Investor Contact:
Paul J. Crecca	Mark Kurtz
(914) 289-9420	(914) 289-9480
pjcrecca@haightscross.com	mkurtz@haightscross.com

HAIGHTS CROSS COMMUNICATIONS
ANNOUNCES PLAN SUPPORT AGREEMENT
TO PURSUE DEBT RESTRUCTURING

White Plains, NY, September 10, 2009 — Haights Cross Communications, Inc. (individually, “HCC”, and together with its U.S. subsidiaries, the “Company”)  today announced that on September 3, 2009, the Company  entered into a plan support agreement (the “Plan Support Agreement”) with holders of 100% of the Company’s senior secured term loan and holders of more than 80% of the Company’s 11 ¾% Senior Notes pursuant to which the Company will pursue, among other things, a restructuring of the Company’s Credit Agreement, 11 ¾% Senior Notes and HCC’s 12 ½% Senior Discount Notes.  The planned restructuring is intended to substantially reduce the Company’s outstanding indebtedness and improve cash flows, including cash flows available for investing in the Company’s products and other growth opportunities.  As this transaction is planned to be solely a restructuring of the Company’s funded debt,  no changes in the Company’s operating businesses, Triumph Learning and Recorded Books, are planned in the restructuring. As such, the Plan Support Agreement contemplates that the Company’s obligations to its trade creditors and employees will be unimpaired and paid in full.

Paul J. Crecca, HCC’s President and Chief Executive Officer, commented:  “We are pleased to have reached an agreement with such a significant portion of our term loan lenders and noteholders on a long-term solution to improve our capital structure.  The overall effect of the planned restructuring will be to reduce our existing indebtedness from over $380 million to approximately $180 million of new secured term debt, and extending the maturity of our debt until no earlier than three years from the effectiveness of the Plan.  We believe this deleveraging and maturity extension will enable the Haights Cross companies to pursue important growth opportunities notwithstanding the current difficult economic conditions. Triumph Learning and Recorded Books plan to continue operations as normal through the Haights Cross debt restructuring, during which we plan to continue to acquire rights and publish new products, market and sell all of our products to all customer segments, and provide excellent customer service as we always have.”

Under the terms of the Plan Support Agreement, the Company intends to implement its debt restructuring through a prepackaged or pre-negotiated Chapter 11 filing.  The lenders and noteholders party to the Plan Support Agreement have agreed to support the restructuring.

Important Note

The transaction described above is subject to numerous closing conditions and there can be no assurances that the treatment of creditors outlined above will not change significantly.  In the event that the Company is not able to successfully complete the restructuring contemplated by the Plan Support Agreement, it intends to explore all other restructuring alternatives available to it at that time. The Company cannot make assurances that any alternative restructuring arrangement or plan could be accomplished.

The above summary of the Plan Support Agreement is qualified in its entirety by the full text of the Plan Support Agreement, which the Company is filing as an exhibit to its Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof.

This press release does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities. Any such offer, if made, will be made pursuant definitive documentation to be provided to eligible security holders.

About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school libraries, and consumers. Haights Cross companies include: Triumph Learning, Buckle Down Publishing and Options Publishing, and Recorded Books. For more information, visit www.haightscross.com. Triumph Learning is HCC’ s test-preparation and intervention business and is comprised of its Coach, Buckle Down, and Options brands. Recorded Books is a leading publisher of unabridged audiobooks and other audio media for libraries, schools, and consumers, with operations in the U.S., U.K. and Australia.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements that we make in this Current Report are subject to a variety of risks, uncertainties, and other factors known and unknown that could cause actual results to differ materially from such forward-looking statements, including, but not limited to the completion of the Company’s announced restructuring and planned operation of our business, including the outcome and impact on our business of any resulting proceedings under Chapter 11 of the Bankruptcy Code. The Company makes no assurance that it will be successful in consummating the proposed Plan and restructuring or any other restructuring proposal on favorable terms if at all, which could also adversely affect the Company’s business plans and expectations.  As a result, the Company makes no assurance that the treatment of creditors outlined in this report and the term sheet included in the Support Agreement will not change significantly.   A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.